Exhibit 99.1

DIME COMMUNITY BANCSHARES, INC. INCREASES EARNINGS BY 7.5% OVER THE LINKED QUARTER

Brooklyn, NY – July 27, 2017 - Dime Community Bancshares, Inc. (NASDAQ: DCOM) (the “Company” or “Dime”), the parent company of Dime Community Bank (the “bank”), today reported net income of $12.0 million for the quarter ended June 30, 2017, or $0.32 per diluted common share, compared with net income of $11.2 million for the quarter ended March 31, 2017, or $0.30 per diluted common share, and net income of $11.2 million for the quarter ended June 30, 2016, or $0.30 per diluted common share.

Highlights for the second quarter of 2017 included:

•
Successfully issued $115.0 million of subordinated debt in June 2017 at 4.50%, matching the lowest coupon with similar maturity for all community bank holding company subordinated debt issuances since 2016;

•
Business Banking division, which includes commercial and industrial (“C&I”) and direct-sourced commercial real estate (“CRE”) loans, demonstrated continued momentum with second quarter originations of $64.7 million. In addition, we continued the expansion of Business Banking’s services by launching our Small Business Administration (“SBA”) lending program;

•	Strong expense discipline, with an efficiency ratio of 49.0%, compared to 53.0% in the first quarter of 2017, and 47.8% in the second quarter of 2016;
•	Net interest margin (“NIM”), adjusted for income related to prepayment activity and the subordinated debt issuance in June 2017, increased by 3 basis points on a linked quarter basis; and
•
Reported book value (“BV”) per share and tangible book value (“TBV”) per share grew to $15.41 and $13.93, respectively; the sale of the Williamsburg branch office property, which is expected to close in the third quarter, will further benefit BV and TBV per share.

Kenneth J. Mahon, President and Chief Executive Officer of the Company, commented, “In the second quarter, we continued to prudently grow the balance sheet and saw ongoing strength from our relationship-lending Business Banking division. The Business Banking division originated $64.7 million in total loans during the second quarter, of which $28.8 million was CRE and $35.9 million was C&I. Given approximately 50% of the Business Banking division’s year-to-date originations are floating rate, we are also building up our level of asset sensitivity.”

Mr. Mahon continued, “Dime also remained dedicated to its key competitive strengths of managing expenses and pristine credit quality and is well positioned for the future.”

Management’s Discussion of Quarterly Operating Results

Net Interest Income

Net interest income in the second quarter of 2017 was $38.1 million, an increase of $566,000 (+1.5%) from the first quarter of 2017 and an increase of $2.4 million (6.9%) over the second quarter of 2016.  NIM was 2.57% during the second quarter of 2017, flat with the first quarter of 2017, and down from 2.68% during the second quarter of 2016.  During the second quarter of 2017, income from prepayment activity totaled $1.0 million, benefiting NIM by 7 basis points, compared to $1.4 million, or 9 basis points, during the first quarter of 2017, and $2.0 million, or 15 basis points, during the second quarter of 2016. Excluding the impact of income recognized from loan prepayment activity, which varies from quarter to quarter, NIM would have been 2 basis points higher during the second quarter of 2017 compared to the linked quarter. Additionally, the NIM for the second quarter of 2017 was negatively impacted by 1 basis point due to the issuance of the subordinated debt in June 2017. The Company used the proceeds from the subordinated debt issuance to redeem its existing trust preferred securities in July 2017.

Average earning assets were $5.92 billion for the second quarter of 2017, a 6.5% (annualized) increase from $5.82 billion for the first quarter of 2017, and an 11.5% increase from $5.31 billion for the second quarter of 2016.

For the second quarter of 2017, the average yield on interest earning assets (excluding prepayment income) was 3.47%, 3 basis points higher than the 3.44% yield for the first quarter of 2017 and 3 basis points lower than the 3.50% yield for the second quarter of 2016. The average cost of funds was 1.14% for the second quarter of 2017, up by 1 basis point compared with the first quarter 2017, and flat compared with the second quarter of 2016.

Loans

Real estate loan portfolio growth was $85.9 million (6.0% annualized) during the second quarter of 2017. Real estate loan originations were $238.4 million during the quarter, at a weighted average interest rate of 3.85%. Of this amount, $58.3 million represented loan refinances from the existing portfolio. Real estate loan amortization and satisfactions totaled $150.9 million, or 10.5% (annualized) of the portfolio balance, at an average rate of 4.0%. The annualized loan payoff rate of 10.5% for the second quarter of 2017 was lower than both the first quarter of 2017 (10.8%) and the second quarter of 2016 (16.1%). Average real estate loans were $5.76 billion in the second quarter of 2017, an increase of $72.0 million (5.1% annualized) from the first quarter of 2017 and an increase of $621.5 million (12.1%) from the second quarter of 2016. Included in total real estate loan originations during the second quarter of 2017 were $28.8 million of originations from the Business Banking division at a weighted average rate of 4.67%.

The Business Banking division originated $35.9 million of C&I loans at a weighted average rate of 4.77% during the second quarter of 2017. Total C&I loan balance at the end of the second quarter was $68.2 million.

Deposits

Deposits declined by $90.0 million from the first quarter of 2017, and increased by $23.1 million from the fourth quarter of 2016. Within deposits, core deposits declined $16.5 million from the first quarter of 2017, and increased by $174.9 million from the fourth quarter of 2016.  The decline in deposits during the second quarter of 2017 was primarily the result of a decrease in certificates of deposits as management elected not to offer higher rates in the quarter. The loan-to-deposit ratio was 133.0% at June 30, 2017 compared to 137.8% at June 30, 2016 and 127.6% at March 31, 2017. The average cost of total deposits decreased one basis point on a linked quarter basis to 0.85%.

Borrowed Funds

Total borrowings, excluding the subordinated debt issued in June 2017, increased $180.9 million during the second quarter of 2017 as compared to the first quarter of 2017.

On June 8, 2017, the Company announced that it priced an underwritten public offering of $115.0 million of fixed-to-floating rate subordinated notes due June 15, 2027 (the “Notes”). The Notes will initially bear a fixed interest rate of 4.50% per year for the first five years. The Company used part of the net proceeds from the offering to redeem its $70.7 million of trust preferred securities which had a 7% annual coupon on July 17, 2017.

Non-Interest Income

Non-interest income was $1.7 million during the second quarter of 2017, which was flat compared to the first quarter of 2017 and down by $558,000 compared to second quarter 2016, which included mortality proceeds from bank owned life insurance assets.

Non-Interest Expense

Non-interest expense was $19.5 million during the second quarter of 2017, lower than the first quarter of 2017 by $1.3 million primarily related to salaries expense and related employee benefits, and higher than the second quarter of 2016 by $1.4 million related to occupancy and equipment, data processing, and marketing costs.

The ratio of non-interest expense to average assets was 1.27% during the second quarter of 2017, compared to 1.38% during the first quarter of 2017, and 1.31% during the second quarter of 2016. The efficiency ratio was 49.0% during the second quarter of 2017, lower than the 53.0% during the first quarter of 2017, and above the 47.8% during the second quarter of 2016.

Income Tax Expense

The effective income tax rate was 37.8% during the June 2017 quarter, slightly below the March 2017 quarter tax rate of 38.2%.

Credit Quality

Non-performing loans were $3.4 million, or 0.06% of total loans, at June 30, 2017, a slight decrease from $3.8 million, or 0.07% of total loans, at March 31, 2017. The allowance for loan losses was 0.37% of total loans at June 30, 2017, consistent with March 31, 2017. At June 30, 2017, non-performing assets represented 1.0% of the sum of tangible capital plus the allowance for loan losses (this non-GAAP statistic is otherwise known as the “Texas Ratio”) (see “Problem Assets as a Percentage of Tangible Capital and Reserves” table at the end of this news release), which is comparable to 1.1% at March 31, 2017.  A loan loss provision of $1.0 million was recorded during the second quarter of 2017, compared to a provision of $450,000 during the first quarter of 2017, and $442,000 during the second quarter of 2016.

Capital Management

The Company’s consolidated Tier 1 capital to average assets (“leverage ratio”) was 9.86% at June 30, 2017, in excess of regulatory requirements.

The bank’s regulatory capital ratios continued to be in excess of regulatory requirements as well, inclusive of conservation buffer amounts. Additionally, during the second quarter of 2017, the Company contributed $20.0 million of capital to the bank from proceeds of the subordinated debt issuance. At June 30, 2017, the bank’s leverage ratio was 9.25%, while Tier 1 capital to risk-weighted assets and Total capital to risk-weighted assets ratios were 11.44% and 11.88%, respectively.

Diluted earnings per common share, exceeded the quarterly $0.14 cash dividend per share by 128.6% during the second quarter of 2017, equating to a 43.8% dividend payout ratio.

Tangible book value per share was $13.93 at June 30, 2017.

Outlook for the Quarter Ending September 30, 2017

At June 30, 2017, the bank had outstanding real estate loan commitments totaling $85.2 million, at an average interest rate approximating 3.79%, all of which are likely to close during the quarter ending September 30, 2017.  Loan commitments at June 30, 2017 are lower than previous quarters reflective of lower loan prepayment and refinance activity. Loan prepayments and amortization are expected to fall within a projected annualized range of 10% - 15% during the quarter.

Loan loss provision for the third quarter of 2017 is expected to be driven by loan portfolio growth, subject to management’s assessment of the adequacy of the allowance for loan losses.

The third quarter of 2017 will include two weeks of interest expense related to the trust preferred securities that were redeemed on July 17, 2017.

Non‐interest expense is expected to be approximately $20 million during the September 2017 quarter.

The previously announced sale of the Williamsburg branch office property is expected to close in the third quarter of 2017 and generate an after-tax gain of approximately $5-6 million.

The Company projects that the consolidated effective tax rate will approximate 38.5% in the September 2017 quarter.

ABOUT DIME COMMUNITY BANCSHARES, INC.

The Company had $6.26 billion in consolidated assets as of June 30, 2017. The bank was founded in 1864, is headquartered in Brooklyn, New York, and currently has twenty-seven branches located throughout Brooklyn, Queens, the Bronx and Nassau County, New York. More information on the Company and the bank can be found on Dime’s website at www.dime.com.

This news release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements may be identified by use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar terms and phrases, including references to assumptions.

Forward-looking statements are based upon various assumptions and analyses made by the Company in light of management’s experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond the Company’s control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company’s control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect the business of the Company and/or the Bank; changes in accounting principles, policies or guidelines may cause the Company’s financial condition to be perceived differently; changes in corporate and/or individual income tax laws may adversely affect the Company’s financial condition or results of operations; general economic conditions, either nationally or locally in some or all areas in which the Company conducts business, or conditions in the securities markets or the banking industry may be less favorable than the Company currently anticipates; legislation or regulatory changes may adversely affect the Company’s business; technological changes may be more difficult or expensive than the Company anticipates; success or consummation of new business initiatives may be more difficult or expensive than the Company anticipates; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than the Company anticipates.

Contact: Anthony J. Rose
Executive Vice President and Director of Investor Relations
718-782-6200 extension 5260

DIME COMMUNITY BANCSHARES,  INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands except share amounts)

	June 30, 2017	March 31, 2017	December 31, 2016
ASSETS:
Cash and due from banks	$110,044	$87,834	$113,503
Investment securities held to maturity	5,315	5,332	5,378
Investment securities available for sale	4,049	4,001	3,895
Mortgage-backed securities available for sale	3,496	3,520	3,558
Trading securities	2,687	7,153	6,953
Loans:
One-to-four family residential, including condominium and cooperative apartment	70,982	75,131	74,022
Multifamily residential and residential mixed use (1)(2)	4,746,075	4,687,196	4,592,282
Commercial and commercial mixed use real estate	975,771	949,658	958,459
Acquisition, development, and construction (“ADC”)	4,000	-	-
Unearned discounts and net deferred loan fees	10,105	9,002	8,244
Total real estate loans	5,806,933	5,720,987	5,633,007
Commercial and industrial (“C&I”)	68,199	30,189	2,058
Other loans	1,749	973	1,357
Allowance for loan losses	(21,985)	(20,954)	(20,536)
Total loans, net	5,854,896	5,731,195	5,615,886
Premises and fixed assets, net	22,315	21,620	18,405
Premises held for sale	1,379	1,379	1,379
Federal Home Loan Bank of New York capital stock	50,961	41,411	44,444
Bank Owned Life Insurance (“BOLI”)	87,424	86,873	86,328
Goodwill	55,638	55,638	55,638
Other assets	59,980	49,414	50,063
TOTAL ASSETS	$6,258,184	$6,095,370	$6,005,430
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Deposits:
Non-interest bearing checking	$313,351	$290,786	$297,434
Interest Bearing Checking	112,867	115,914	106,525
Savings	365,668	369,457	366,921
Money Market	2,729,968	2,762,211	2,576,081
Sub-total	3,521,854	3,538,368	3,346,961
Certificates of deposit	896,626	970,114	1,048,465
Total Due to Depositors	4,418,480	4,508,482	4,395,426
Escrow and other deposits	91,196	135,817	103,001
Federal Home Loan Bank of New York advances	944,575	763,725	831,125
Subordinated Notes Payable	113,545	-	-
Trust Preferred Notes Payable	70,680	70,680	70,680
Other liabilities	39,260	43,441	39,330
TOTAL LIABILITIES	5,677,736	5,522,145	5,439,562
STOCKHOLDERS’ EQUITY:
Common stock ($0.01 par, 125,000,000 shares authorized, 53,614,924 shares, 53,614,807 shares and 53,572,745 shares issued at June 30, 2017, March 31, 2017 and December 31, 2016, respectively, and 37,675,379 shares, 37,569,348 shares and 37,455,853 shares outstanding at June 30, 2017, March 31, 2017 and December 31, 2016, respectively)	536	536	536
Additional paid-in capital	280,453	279,553	278,356
Retained earnings	516,165	509,453	503,539
Accumulated other comprehensive loss, net of deferred taxes	(5,647)	(5,514)	(5,939)
Unearned Restricted Stock Award common stock	(4,433)	(3,012)	(1,932)
Common stock held by the Benefit Maintenance Plan	(7,029)	(6,859)	(6,859)
Treasury stock (15,939,545 shares, 16,045,459 shares and 16,116,892 shares at June 30, 2017, March 31, 2017 and December 31, 2016, respectively)	(199,597)	(200,932)	(201,833)
TOTAL STOCKHOLDERS’ EQUITY	580,448	573,225	565,868
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,258,184	$6,095,370	$6,005,430

(1)	Includes loans underlying cooperatives.
(2)
While the loans within this category are often considered “commercial real estate” in nature, multifamily and loans underlying cooperatives are here reported separately from commercial real estate loans in order to emphasize the residential nature of the collateral underlying this significant  component of the total loan portfolio.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands except share and per share amounts)

	For the Three Months Ended			For the Six Months Ended
	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Interest income:
Loans secured by real estate	$51,137	$50,475	$47,358	$101,612	$93,009
Commercial and industrial (“C&I”)	474	41	6	515	11
Other loans	18	18	18	36	37
Mortgage-backed securities	14	14	2	28	4
Investment securities	164	190	265	354	438
Other short-term investments	611	717	721	1,328	1,382
Total interest income	52,418	51,455	$48,370	103,873	94,881
Interest expense:
Deposits and escrow	9,509	9,507	7,597	19,016	14,391
Borrowed funds	4,856	4,461	5,163	9,317	10,249
Total interest expense	14,365	13,968	12,760	28,333	24,640
Net interest income	38,053	37,487	35,610	75,540	70,241
Provision for loan losses	1,047	450	442	1,497	421
Net interest income after provision for loan losses	37,006	37,037	35,168	74,043	69,820

Non-interest income:
Service charges and other fees	919	794	758	1,713	1,443
Mortgage banking income, net	65	16	27	81	55
Gain on trading securities	59	75	33	134	39
Gain (loss) on sale of real estate	-	-	(4)	-	68,183
Gain on sale of securities and other assets	-	-	-	-	40
Income from BOLI	551	545	1,043	1,096	1,603
Other	153	348	448	501	683
Total non-interest income	1,747	1,778	2,305	3,525	72,046
Non-interest expense:
Salaries and employee benefits	8,960	10,024	8,686	18,984	17,516
ESOP and RRP benefit expense	381	296	846	677	1,724
Occupancy and equipment	3,500	3,628	3,115	7,128	5,742
Data processing costs	1,503	1,607	1,256	3,110	2,451
Marketing	1,466	1,466	1,178	2,932	2,355
Federal deposit insurance premiums	712	655	581	1,367	1,320
Other	2,947	3,093	2,430	6,040	4,853
Total non-interest expense	19,469	20,769	18,092	40,238	35,961

Income before taxes	19,284	18,046	19,381	37,330	105,905
Income tax expense	7,295	6,889	8,173	14,184	44,660

Net Income	$11,989	$11,157	$11,208	$23,146	$61,245

Earnings per Share (“EPS”): (1)
Basic	$0.32	$0.30	$0.30	$0.62	$1.67
Diluted	$0.32	$0.30	$0.30	$0.61	$1.67

Average common shares outstanding for Diluted EPS	37,635,798	37,549,576	36,818,581	37,590,198	36,741,066

(1)	The quarterly EPS amounts, when added, may not coincide with the year to date EPS due to rounding differences.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SELECTED FINANCIAL HIGHLIGHTS
(Dollars in thousands except per share amounts)

	At or For the Three Months Ended			At or For the Six Months Ended
	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Per Share Data:
Reported EPS (Diluted) (1)	$0.32	$0.30	$0.30	$0.61	$1.67
Cash dividends paid per share	0.14	0.14	0.14	0.28	0.28
Book value per share	15.41	15.26	14.60	15.41	14.60
Tangible book value per share (2)	13.93	13.78	13.12	13.93	13.12
Dividend payout ratio	43.75%	46.67%	46.67%	45.90%	16.77%

Performance Ratios (Based upon Reported Net Income):
Return on average assets	0.78%	0.74%	0.81%	0.76%	2.29%
Return on average common equity	8.32%	7.83%	8.23%	8.08%	23.28%
Return on average tangible common equity (2)	9.20%	8.68%	9.16%	8.94%	26.04%
Net interest spread	2.40%	2.40%	2.50%	2.40%	2.57%
Net interest margin	2.57%	2.57%	2.68%	2.57%	2.74%
Average Interest Earning Assets to Average Interest Bearing Liabilities	117.18%	116.36%	117.91%	116.77%	117.27%
Non-interest expense to average assets	1.27%	1.38%	1.31%	1.32%	1.35%
Efficiency ratio	48.99%	53.00%	47.75%	50.98%	48.58%
Loans to deposits at end of period	133.01%	127.59%	137.80%	133.01%	137.80%
Effective tax rate	37.83%	38.17%	42.17%	38.00%	42.17%

Average Balance Data:
Average assets	$6,128,378	$6,026,914	$5,509,549	$6,077,646	$5,340,459
Average interest earning assets	5,918,173	5,824,309	5,308,434	5,871,241	5,132,039
Average loans	5,802,417	5,691,098	5,139,564	5,746,758	4,979,040
Average deposits	4,476,004	4,485,510	3,612,933	4,480,757	3,340,695
Average common equity	576,689	569,723	545,033	573,206	526,092
Average tangible common equity (2)	521,051	514,085	489,396	517,568	470,455

Asset Quality Summary:
Non-performing loans (excluding loans held for sale)	$3,374	$3,801	$4,329	$3,374	$4,329
Non-performing assets (3)	4,661	5,080	5,600	$4,661	5,600
Net charge-offs	16	32	46	48	26
Non-performing loans/ Total loans	0.06%	0.07%	0.08%	0.06%	0.08%
Non-performing assets/ Total assets	0.07%	0.08%	0.10%	0.07%	0.10%
Allowance for loan loss/ Total loans	0.37%	0.36%	0.36%	0.37%	0.36%
Allowance for loan loss/ Non-performing loans	651.60%	551.28%	436.80%	651.60%	436.80%
Loans delinquent 30 to 89 days at period end	$1,872	$173	$535	$1,872	$535

Capital Ratios - Consolidated:
Tangible common equity to tangible assets (2)	8.46%	8.57%	8.98%	8.46%	8.98%
Tier 1 common equity ratio	10.78	11.08	11.91	10.78	11.91
Tier 1 risk-based capital ratio	12.17	12.53	13.53	12.17	13.53
Total risk-based capital ratio	14.96	12.98	13.98	14.96	13.98
Tier 1 leverage ratio	9.86	9.91	10.47	9.86	10.47

Capital Ratios - Bank Only:
Tier 1 common equity ratio	11.44%	11.25%	11.82%	11.44%	11.82%
Tier 1 risk-based capital ratio	11.44	11.25	11.82	11.44	11.82
Total risk-based capital ratio	11.88	11.70	12.27	11.88	12.27
Tier 1 leverage ratio	9.25	8.88	9.13	9.25	9.13

(1)	The quarterly EPS amounts, when added, may not coincide with the year to date EPS due to rounding differences.
(2)	See “Non-GAAP Reconciliation” table for reconciliation of tangible common equity and tangible assets.
(3)
Amount comprised of total non-accrual loans, other real estate owned, and the recorded balance of pooled bank trust preferred security investments that were deemed to meet the criteria of a non-performing asset.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED AVERAGE BALANCES AND NET INTEREST INCOME
(Dollars in thousands)

	For the Three Months Ended
	June 30, 2017			March 31, 2017			June 30, 2016
	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
Assets:
Interest-earning assets:
Real estate loans	$5,759,565	$51,137	3.55%	$5,687,557	$50,475	3.55%	$5,138,053	$47,358	3.69%
Commercial and industrial loans	41,776	474	4.54	2,474	41	6.63	384	6	6.25
Other loans	1,076	18	6.69	1,067	18	6.75	1,127	18	6.39
Mortgage-backed securities	3,460	14	1.62	3,489	14	1.61	400	2	2.00
Investment securities	16,970	164	3.87	16,841	190	4.51	20,203	265	5.25
Other short-term investments	95,326	611	2.56	112,881	717	2.54	148,267	721	1.95
Total interest earning assets	5,918,173	$52,418	3.54%	5,824,309	$51,455	3.53%	5,308,434	$48,370	3.64%
Non-interest earning assets	210,205			202,605			201,115
Total assets	$6,128,378			$6,026,914			$5,509,549

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Interest Bearing Checking accounts	$114,257	$65	0.23%	$110,797	$58	0.21%	$84,835	$61	0.29%
Money Market accounts	2,767,455	6,139	0.89	2,693,219	5,780	0.87	1,892,046	3,865	0.82
Savings accounts	367,995	46	0.05	368,087	45	0.05	369,266	44	0.05
Certificates of deposit	925,535	3,259	1.41	1,022,155	3,624	1.44	1,010,864	3,627	1.44
Total interest bearing deposits	4,175,242	9,509	0.91	4,194,258	9,507	0.92	3,357,011	7,597	0.91
Borrowed Funds	875,057	4,856	2.23	811,288	4,461	2.23	1,145,058	5,163	1.81
Total interest-bearing liabilities	5,050,299	$14,365	1.14%	5,005,546	$13,968	1.13%	4,502,069	12,760	1.14%
Non-interest bearing checking accounts	300,762			291,252			255,922
Other non-interest-bearing liabilities	200,628			160,393			206,526
Total liabilities	5,551,689			5,457,191			4,964,517
Stockholders’ equity	576,689			569,723			545,032
Total liabilities and stockholders’ equity	$6,128,378			$6,026,914			$5,509,549
Net interest income		$38,053			$37,487			$35,610
Net interest spread			2.40%			2.40%			2.50%
Net interest-earning assets	$867,874			$818,763			$806,365
Net interest margin			2.57%			2.57%			2.68%
Ratio of interest-earning assets to interest-bearing liabilities		117.18%			116.36%			117.91%

Deposits (including non-interest bearing checking accounts)	$4,476,004	$9,509	0.85%	$4,485,510	$9,507	0.86%	$3,612,933	$7,597	0.85%

SUPPLEMENTAL INFORMATION
Loan prepayment and late payment fee income		$1,029			$1,354			$1,978
Real estate loans (excluding net prepayment and late payment fee income)			3.48%			3.45%			3.53%
Interest earning assets (excluding net prepayment and late payment fee income)			3.47%			3.44%			3.50%
Net Interest income (excluding net prepayment and late payment fee income)		$37,024			$36,133			$33,632
Net Interest margin (excluding net prepayment and late payment fee income)			2.50%			2.48%			2.53%

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SCHEDULE OF LOAN COMPOSITION AND WEIGHTED AVERAGE RATES (“WAR”) (1)
(Dollars in thousands)

	At June 30, 2017		At March 31, 2017		At June 30, 2016
	Balance	WAR	Balance	WAR	Balance	WAR
Loan balances at period end:
One-to-four family residential, including condominium and cooperative apartment	$70,982	4.29%	$75,131	4.30%	$74,022	4.34%
Multifamily residential and residential mixed use (2)(3)	4,746,075	3.38	4,687,196	3.37	4,592,282	3.45
Commercial and commercial mixed use real estate	975,771	3.91	949,658	3.90	958,459	3.96
Acquisition, development, and construction (“ADC”)	4,000	5.25	-	-	-	-
Total real estate loans	5,796,828	3.49	5,711,985	3.47	5,624,763	3.55

Commercial and industrial (“C&I”)	$68,199	4.62%	$30,189	4.21%	$501	6.55%

(1)	Weighted average rate is calculated by aggregating interest based on the current loan rate from each loan in the category, divided by the total amount of loans in the category.
(2)	Includes loans underlying cooperatives.
(3)
While the loans within this category are often considered “commercial real estate” in nature, multifamily and loans underlying cooperatives are here reported separately from commercial real estate loans in order to emphasize the residential nature of the collateral underlying this significant  component of the total loan portfolio.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SCHEDULE OF NON-PERFORMING ASSETS AND TROUBLED DEBT RESTRUCTURINGS (“TDRs”)
(Dollars in thousands)

Non-Performing Loans	At June 30, 2017	At March 31, 2017	At June 30, 2016
One-to-four family residential, including condominium and cooperative apartment	$654	$678	$487
Multifamily residential and residential mixed use (1)(2)	2,618	2,623	3,784
Commercial mixed use real estate (2)	101	495	54
Other	1	5	4
Total Non-Performing Loans (3)	$3,374	$3,801	$4,329
Other Non-Performing Assets
Other real estate owned	-	-	18
Pooled bank trust preferred securities (4)	1,287	1,279	1,253
Total Non-Performing Assets	$4,661	$5,080	$5,600

One- to four-family and cooperative/condominium apartment	399	402	414
Multifamily residential and mixed use residential real estate (1)(2)	639	649	676
Mixed use commercial real estate (2)	4,218	4,240	4,303
Commercial real estate	3,330	3,347	3,396
Total Performing TDRs	$8,586	$8,638	$8,789

(1)	Includes loans underlying cooperatives.
(2)
While the loans within this category are often considered “commercial real estate” in nature, multifamily and loans underlying cooperatives are here reported separately from commercial real estate loans in order to emphasize the residential nature of the collateral underlying this significant  component of the total loan portfolio.

(3)	There were no non-accruing TDRs for the periods indicated.
(4)	As of the dates presented, certain pooled bank trust preferred securities were deemed to meet the criteria of a non-performing asset.

PROBLEM ASSETS AS A PERCENTAGE OF TANGIBLE CAPITAL AND RESERVES
(Dollars in thousands)

	At June 30, 2017	At March 31, 2017	At June 30, 2016
Total Non-Performing Assets	$4,661	$5,080	$5,600
Loans 90 days or more past due on accrual status (5)	1,265	719	4,534
TOTAL PROBLEM ASSETS	$5,926	$5,799	$10,134

Tangible Capital - Bank only (6)	$555,059	$524,006	$488,041
Allowance for loan losses and reserves for contingent liabilities	22,010	20,979	20,561
TANGIBLE CAPITAL PLUS RESERVES	$577,069	$544,985	$508,602

TEXAS RATIO (PROBLEM ASSETS AS A PERCENTAGE OF TANGIBLE CAPITAL AND RESERVES)	1.0%	1.1%	2.0%

(5)
These loans were, as of the respective dates indicated, expected to be either satisfied, made current or re-financed within the following twelve months, and were not expected to result in any loss of contractual principal or interest.  These loans are not included in non-performing loans.

(6)	See “Non-GAAP Reconciliation” table for reconciliation of tangible common equity and tangible assets.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION
(Dollars in thousands except per share amounts)

	At or For the Three Months Ended			At or For the Six Months Ended
	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Reconciliation of Reported and Adjusted (“non-GAAP”) Net Income:
Reported net income	$11,989	$11,157	$11,208	$23,146	$61,245
Less: After tax gain on the sale of real estate (1)	-	-	-	-	(37,483)
Adjusted (“non-GAAP”) net income	$11,989	$11,157	$11,208	$23,146	$23,762

Adjusted Ratios (Based upon “non-GAAP Net Income” as calculated above):
Adjusted EPS (Diluted)	$0.32	$0.30	$0.30	$0.61	$0.65
Adjusted return on average assets	0.78%	0.74%	0.81%	0.76%	0.89%
Adjusted return on average common equity	8.32%	7.83%	8.23%	8.08%	9.03%
Adjusted return on average tangible common equity	9.20%	8.68%	9.16%	8.94%	10.10%
Adjusted net interest spread	2.40%	2.40%	2.50%	2.40%	2.57%
Adjusted net interest margin	2.57%	2.57%	2.68%	2.57%	2.74%
Adjusted non-interest expense to average assets	1.27%	1.38%	1.31%	1.32%	1.35%
Adjusted efficiency ratio	48.99%	53.00%	47.75%	50.98%	48.58%

Reconciliation of Tangible Assets:
Total assets	$6,258,184	$6,095,370	$5,556,197	$6,258,184	$5,556,197
Less:
Goodwill	55,638	55,638	55,638	55,638	55,638
Tangible assets	6,202,546	6,039,732	5,500,559	6,202,546	5,500,559

Reconciliation of Tangible Common Equity - Consolidated:
Total common equity	$580,448	$573,225	$549,611	$580,448	$549,611
Less:
Goodwill	55,638	55,638	55,638	55,638	55,638
Tangible common equity	524,810	517,587	493,973	524,810	493,973

Reconciliation of Tangible Common Equity - Bank only:
Total common equity	$610,697	$579,644	$543,679	$610,697	$543,679
Less:
Goodwill	55,638	55,638	55,638	55,638	55,638
Tangible common equity	555,059	524,006	488,041	555,059	488,041

(1)	The gain on the sale of real estate was taxed at the company’s statutory tax rate of 45%.